Exhibit 10.4

EXECUTION COPY

TRANSITIONAL AGREEMENT

among

CENDANT CORPORATION,

CENDANT OPERATIONS, INC.

and

WRIGHT EXPRESS CORPORATION

Dated as of February 22, 2005

TABLE OF CONTENTS

ARTICLE I

SERVICES

i

Section 5.2	Access to Information	8
Section 5.3	Litigation Cooperation	8
Section 5.4	Attorney Client Privilege	8

	ARTICLE VI

	CONFIDENTIALITY

Section 6.1	Confidential Information	8
Section 6.2	Exceptions	9
Section 6.3	Additional Responsibilities	9

	ARTICLE VII

	DISCLAIMER AND LIMITATION OF LIABILITY

Section 7.1	Disclaimer of Warranties	9
Section 7.2	Limitation of Consequential Damages	10

	ARTICLE VIII

	BUSINESS AND REGISTRATION STATEMENT INDEMNIFICATION

Section 8.1	General Cross Indemnification	10
Section 8.2	Registration Statement Indemnification	11
Section 8.3	Contribution	12
Section 8.4	Procedure	12
Section 8.5	Other Matters	13

	ARTICLE IX

	OTHER PROVISIONS

Section 9.1	Records	13
Section 9.2	Inspection Rights	13
Section 9.3	Non-Solicitation	14

	ARTICLE X

	TERMINATION

Section 10.1	Termination	14
Section 10.2	Termination Notices	15
Section 10.3	Consequences of Termination	15
Section 10.4	Survival	15

ii

ARTICLE XI

MISCELLANEOUS

iii

TRANSITIONAL AGREEMENT (this “Agreement“), dated as of February 22, 2005 (the “Effective Date“), by and among Cendant Operations, Inc., a Delaware corporation (“Cendant Operations“), Cendant Corporation, a Delaware corporation (together with its Subsidiaries, “Cendant”) and Wright Express Corporation, a Delaware corporation (“Wright Express“). Each of Cendant Operations, Cendant and Wright Express is sometimes referred to herein as a “Party“ and collectively, as the “Parties.”

W I T N E S S E T H:

WHEREAS, Cendant is the indirect owner of all of the issued and outstanding common stock, par value $0.01 per share (the “Common Stock”), and Series A non-voting convertible preferred stock (the “Preferred Stock”) of Wright Express immediately prior to the date hereof; and

WHEREAS, Cendant Operations and Wright Express have each determined that it is desirable to enter into this Agreement, which sets forth the terms of certain relationships and other agreements among Cendant Operations, Cendant and Wright Express following the date of the closing (the “Closing Date”) of the Initial Public Offering.

NOW, THEREFORE, in contemplation of Wright Express ceasing to be so wholly owned by Cendant and in consideration of the foregoing and the covenants and agreements set forth herein, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

SERVICES

Section 1.1 Provision of Services. Upon the terms and subject to the conditions set forth in this Agreement, Cendant Operations agrees to provide to Wright Express those services described in Exhibit A attached hereto, each on and pursuant to the terms set forth therein (together, with the Additional Services (as defined in Section 1.2), the “Services“).

Section 1.2 Additional Services. From time to time during the Term (as defined in Section 1.4), Wright Express may find it desirable to request, in addition to the Services described in Exhibit A, additional services to be made available to Wright Express by Cendant Operations (“Additional Services“). In the event that Wright Express makes a written request that Cendant Operations provide Additional Services and Cendant Operations agrees to provide such Additional Services, the Parties shall negotiate in good faith and execute amendments to Exhibit A for such Additional

Services that shall set forth, among other things, (a) the time period during which the Additional Services shall be provided, (b) a description of the Additional Services, and (c) and the estimated charge for the Additional Services. Cendant Operations’s obligations with respect to providing any such Additional Services shall become effective only upon an amendment to Exhibit A being duly executed and delivered by each Party. It is understood that Cendant Operations has no obligation to provide Additional Services and may reject any request by Wright Express for Additional Services for any reason or for no reason.

Section 1.3 Obligations as to Additional Services. Cendant Operations agrees to enter into discussions with Wright Express to provide any Additional Services that (i) Wright Express is unable to obtain from a third party provider, (ii) are directly dependent upon or inextricably intertwined with the Services and (iii) were inadvertently and unintentionally omitted from the list of Services; provided, however, that Cendant Operations shall not be obligated to provide such Additional Services if, following good-faith negotiation, the Parties are unable to reach agreement on such terms.

Section 1.4 Term of Agreement and Services. The term of each Service identified in Exhibit A shall commence upon the Effective Date and, unless earlier terminated by the Parties as provided herein, shall expire on the date as set forth for each Service in Exhibit A (the “Term“).

Section 1.5 Subcontracting of Services. Wright Express acknowledges that prior to the Effective Date, Cendant Operations may have subcontracted with unaffiliated third parties to provide services in connection with all or any portion of the Services to be provided hereunder. Cendant Operations reserves the right to subcontract with unaffiliated third parties to provide the Services or to enter into new subcontract relationships for any Service provided that the level of service remains consistent with the level of service previously provided to Wright Express.

Section 1.6 Standard of Service. Cendant Operations agrees that in providing (or causing others to provide) the Services under this Agreement, it shall (and shall cause each affiliate or advisor and, to the extent practicable, any or other third-party service provider to): (i) conduct itself in accordance with (A) standards of quality consistent with the standards applied by Cendant Operations as of the Effective Date with respect to the specific matters in question, and (B) standards of quality consistent with those applied by Cendant Operations hereafter with respect to the specific matters in question in its own business; (ii) comply with all laws, regulations and orders applicable to the conduct of the activities contemplated hereby in all material respects; (iii) comply in all material respects with any applicable standards, procedures, policies, operating guidelines, practices and instructions set forth in Exhibit A, describing the relevant Services; and (iv) comply in all material respects with any commercially reasonable standards, procedures, policies, operating guidelines, practices and instructions imposed by third-parties in connection with the Services. Notwithstanding the foregoing, it shall not be deemed to be a breach of this Agreement if Cendant Operations fails to meet the standards required under this Section 1.6 because of the failure of Wright Express to cooperate with or provide information or services to Cendant Operations as required under this Agreement.

(a) In addition to the provisions of Section 1.6, if Wright Express desires a higher quality of the Services than Cendant Operations is otherwise obligated to provide pursuant to Section 1.6 or any of the other provisions of this Agreement, including Exhibit A, Wright Express will be entitled to receive such higher level of quality after giving no less than 30 days’ prior written notice to Cendant Operations if (i) Wright Express agrees to pay for all additional Actual Costs associated with such increased level and (ii) in the sole judgment of Cendant Operations, such increased level does not impose an additional burden on Cendant Operations.

(b) Cendant Operations shall promptly notify Wright Express of any event or circumstance of which Cendant Operations or any of its representatives has knowledge that would or would be reasonably likely to cause a disruption in the Services.

Section 1.7 Right to Decline Services. Notwithstanding anything contained herein or in Exhibit A, Cendant Operations may decline to provide all or any part of any particular Services, if Cendant Operations reasonably believes that the performance of its obligations relating thereto would violate any applicable law, regulation, judicial or administrative ruling or decision, any property right or agreement or any announcement, policy or standard applicable to its business, but only (a) to the extent reasonably necessary for Cendant Operations to ensure compliance therewith, (b) after Cendant Operations has applied commercially reasonable efforts to reduce the amount and/or effect of any such restrictions and (c) after Cendant Operations has delivered written notice to Wright Express specifying in reasonable detail the nature of the applicable restrictions and of any proposed resulting modification in Cendant Operations’s obligations.

Section 1.8 Compensation and Other Payments. Wright Express agrees to pay Cendant Operations, in accordance with Section 1.9, an amount equal to the sum of the following items (collectively, the “Wright Express Payables“):

(a) An amount in cash equal the amounts set forth in Exhibit A;

(b) If applicable, the Actual Cost of any Additional Services provided by Cendant Operations pursuant to Section 1.2; and

(c) If applicable, incremental increases in the Actual Cost of Services for increased levels of Services provided by Cendant Operations pursuant to Section 1.6(a).

Section 1.9 Billing and Payment Terms.

(a) Wright Express agrees to pay Cendant Operations in accordance with, and subject to, the billing and payment terms set forth in Exhibit A for each of the Services. Amounts not paid in accordance with this Section 1.9(a) within the period due as set forth in Exhibit A shall accumulate interest at the rate of 10 percent per annum or the maximum lawful rate, whichever is less (such rate being referred to herein as the “Interest Rate“). Upon the termination of the Services, Cendant Operations will invoice Wright Express for Services incurred or other applicable charges since the last invoice in accordance with the terms and conditions set forth herein and in Exhibit A.

(b) In the event Wright Express does not pay any sum, or any part thereof, in accordance with this Section 1.9, Cendant Operations shall, effective 30 days following the delivery of written notice to Wright Express of such payment default, have no further obligation pursuant to this Agreement to provide Services to Wright Express until such unpaid balance plus all accrued interest at the applicable Interest Rate shall have been paid; provided that Cendant Operations shall not be relieved of any of its obligations to provide Services pursuant to this Agreement if, following the delivery of such written notice but prior to 30 days following such delivery, Wright Express delivers written notice to Cendant Operations written notice setting forth in detail the reasons that such charges are not due and payable. If Cendant Operations determines in good faith that such amounts are still due and payable and Wright Express has not paid such amounts within five (5) Business Days of such notice, Cendant Operations may suspend all Services under this Agreement and the disputed invoices shall be referred to resolution under Section 11.7 hereunder.

(c) Wright Express shall promptly notify Cendant Operations in writing of any amounts billed to it that are in dispute. Upon receipt of such notice, Cendant Operations will research the items in question in a reasonably prompt manner and cooperate to resolve any differences with Wright Express. In the event that the Parties mutually agree that any amount that was paid by Wright Express was not properly owed, Cendant Operations will refund that amount to Wright Express within 20 days of the delivery of such notice (or, alternatively, Cendant Operations may deduct the dollar amount from the next invoice submitted to Wright Express). In the event agreement is not reached by the Parties within 30 days of delivery of the notice referred to above, the matter shall be referred to resolution in accordance with Section 11.7.

Section 1.10 Interruption of Services. Except as otherwise provided herein, Cendant Operations will use its commercially reasonable efforts to provide uninterrupted Services through the Term. In the event, however, that Cendant Operations or its respective suppliers or subcontractors are wholly or partially prevented from providing a Service or Services to Wright Express or if a Service or Services are interrupted or suspended, in either case by reason of any force majeure event set forth in Section 11.1, or Cendant Operations shall deem it reasonably necessary to suspend delivery of a Service hereunder for purposes of maintenance, repair or replacement of equipment parts or structures, Cendant Operations shall not be obligated to deliver such Service during such periods provided that Cendant Operations: (a) has given, whenever possible, reasonable written notice of the interruption in accordance with Section 11.6 within a reasonable period of time, explaining the reason, purpose and likely duration thereof; and (b) use commercially reasonable efforts to minimize the duration and impact of the interruption. If such interruption of Services has a significant negative impact on Wright Express’s business and Cendant Operations cannot readily reinstate the Service involved, Cendant Operations will use its commercially reasonable efforts to assist Wright Express in securing alternative services to minimize such negative impact on Wright Express.

Section 1.11 Supervision and Compensation. Cendant Operations shall select, employ, pay, supervise, direct and discharge all the personnel providing Services hereunder. Subject to Section 1.7, Cendant Operations shall be solely responsible for the payment of all benefits and any other direct and indirect compensation for Cendant Operations personnel assigned to perform services under this Agreement, as well as such personnel’s worker’s compensation insurance, employment taxes, and other employer liabilities relating to such personnel as required by law. Cendant Operations shall be an independent contractor in connection with the performance of Services hereunder and the employees performing Services in connection herewith shall not be deemed to be employees of Wright Express.

Section 1.12 Staffing of Personnel. Cendant Operations shall be solely responsible for assigning personnel to perform the Services, which personnel will be instructed by Cendant Operations to perform the Services in a timely, efficient and workmanlike manner.

ARTICLE II

COSTS AND EXPENSES RELATED TO THE INITIAL PUBLIC OFFERING

Section 2.1 Allocation of Costs and Expenses. Cendant shall pay for all fees, costs and expenses incurred by Wright Express directly related to (i) the Initial Public Offering, including, but not limited to, any and all fees, costs and expenses related to (a) the preparation and negotiation of this Agreement and of all of the documentation related to the Initial Public Offering, (b) the preparation and execution or filing of any and all further documents, agreements, forms, applications, contracts or consents associated with the Initial Public Offering, (c) Wright Express’s organizational documents, (d) the preparation, printing and filing of the IPO S-1, including all fees and expenses of complying with applicable federal, state or foreign securities laws and domestic or foreign securities exchange rules and regulations, together with fees and expenses of counsel retained to effect such compliance, (e) the preparation, printing and distribution of each of the prospectuses for the Initial Public Offering, (f) the initial listing of the Common Stock on the New York Stock Exchange and (g) the preparation, prior to the Closing Date, of the documentation related to implementing Wright Express’s employee benefit plans, retirement plans and equity-based plans as a result of the Initial Public Offering and (ii) the Preferred Stock Placement. Notwithstanding the foregoing, Cendant shall not be responsible for the payment of any costs and expenses (including, without limitation, legal fees) incurred by Wright Express in connection with any exercise by the underwriters in the Initial Public Offering of their option to purchase additional shares of Common Stock, the Debt Financing or separate review by counsel, other than Skadden, Arps, Slate, Meagher & Flom LLP, of the plans referred to in (g) above.

ARTICLE III

MUTUAL OBLIGATIONS; COVENANTS

Section 3.1 Legal Actions.

(a) Within five Business Days of any Party becoming a party to, or threatened with, or otherwise receives notice of, any legal or regulatory proceeding or investigation (including inquiries or complaints from any federal agency, state attorney general’s office, from a legislator on behalf of a constituent or from any Better Business Bureau or similar organization) (in each case, a “Proceeding“) arising out of or in connection with the Services provided hereunder, it is agreed that such Party will promptly provide written notification of such event to the other Party and, to the extent reasonably requested or appropriate, the other Party will cooperate with such Party to defend, settle, compromise or otherwise resolve such Proceeding; provided that any costs incurred by the other Party related to its cooperation shall be borne by the Party against whom the Proceeding has been brought if it is determined that such Party has been negligent or engaged in willful misconduct.

(b) No Party shall have the authority to institute, prosecute or maintain any Proceeding on behalf of the other Party without the prior written consent of the other Party.

(c) This Section 3.1 shall not apply to the extent provided otherwise by the provisions of Article IV or Article VIII.

Section 3.2 Providing Periodic Reports. Cendant Operations will provide, upon reasonable written notice, such periodic reports with respect to the Services it provides hereunder as are reasonably requested by Wright Express, including such reports as are specified in Exhibit A.

Section 3.3 Public Announcements. Neither Cendant Operations nor Wright Express shall issue a press release or other public announcement making reference to the other Party, the other Party’s products or the Services provided hereunder, other than in the Registration Statement or Prospectus or otherwise required by law, unless such Party has received the written approval of the other Party with respect to the proposed text of such press release or announcement, which approval shall not be unreasonably withheld or delayed, and neither Party shall make or publish any statement that is, or may be reasonably considered to be, disparaging of the other Party or its affiliates, directors, employees, products or services.

Section 3.4 Means of Providing Services. With respect to any particular Service(s) to be provided hereunder, Cendant Operations shall, unless otherwise specified in Exhibit A, determine the means and resources used to provide such Service(s) in accordance with its prudent business judgment; provided that Cendant Operations shall not take any action with respect to its provision of such Service(s) that materially increase the cost to Wright Express, except as required to provide such Services, or that significantly disrupt Wright Express operations or materially increase the scope of its responsibility under this Agreement.

Section 3.5 Further Assurances. Each of Cendant Operations and Wright Express shall execute and deliver such further documents and shall take such other actions as each of them may reasonably request of the other as may be necessary to effect or enable the provision of the Services contemplated hereunder.

ARTICLE IV

TAX MATTERS

Section 4.1 Service Taxes. Wright Express shall pay or cause to be paid all sales, service, valued added, use, excise, occupation, and other similar taxes and duties (together in each case with all interest, penalties, fines and additions thereto) that are assessed against either party on the provision of Services as a whole, or any particular Service (including with respect to amounts paid by Cendant to third parties), including Additional Services, received by Wright Express or any of its Subsidiaries from Cendant or any of its Affiliates pursuant to the terms of this Agreement (collectively, “Service Taxes”). If required under applicable law (or, in the case of Service Taxes relating to amounts paid by Cendant to third parties), Cendant shall invoice Wright Express for the full amount of all Service Taxes, and Wright Express shall pay, in addition to the other amounts required to be paid pursuant to the terms of this Agreement, such Service Taxes to Cendant.

Section 4.2 Limitation of Damages. Notwithstanding anything to the contrary contained in this Agreement, Cendant shall not be liable for any claim in respect of Services relating to Taxes or Tax Returns of Wright Express or any of its Subsidiaries (including those Services provided by Cendant to Wright Express or any of its Subsidiaries set forth in the relevant Exhibits), except to the extent that such claim arises from the willful misconduct or gross negligence of Cendant (except those Services set forth in Exhibit A-2).

ARTICLE V

ACCESS TO INFORMATION, PERSONNEL AND HISTORICAL RECORDS

Section 5.1 Information and Personnel Shared Historical Records. Within 30 days of the Effective Date, Cendant shall deliver to Wright Express copies of all historical records, including but not limited to, the books, records, and such other records, files, information and/or data, or portions thereof (the “Records”), related primarily to the business of Wright Express. The provision of any Records shall not be deemed a waiver of any Privilege and the parties shall use reasonable efforts to maintain and protect such Privileges with reasonable prior notice and in consultation with the other parties.

Section 5.2 Access to Information. Subject to the confidentiality provisions set forth in Article VI below and any other restrictions contained in this Agreement:

(a) Cendant and Wright Express shall provide, upon written request, any information within such Party’s possession that the requesting Party reasonably needs (i) to comply with requirements imposed on the requesting Party by a governmental authority; (ii) for use by such requesting Party in any proceeding or to satisfy audit, accounting, tax or similar requirements; or (iii) to comply with such requesting Party’s obligations under this Agreement or any other agreement executed by Cendant and Wright Express in connection with this Agreement or the Initial Public Offering.

(b) Wright Express shall provide to Cendant, at no expense to Cendant, all financial and other data and information that Cendant determines is necessary and advisable in the preparation of Cendant’s financial statements and any reports or filings with any governmental agency.

Section 5.3 Litigation Cooperation. The Parties agree to the extent reasonably necessary to cooperate and consult in the defense and settlement of any threatened or filed third-party action, claim or dispute which jointly involves Cendant or Wright Express or any of their Subsidiaries (“Third Party Action”) which primarily relates to matters, actions, events or occurrences taking place prior to the Closing Date. In addition, both Cendant and Wright Express will use their reasonable best efforts to provide assistance to the other Party with respect to any Third Party Action, and to make available to the other Party directors, officers, other employees and agents of such assisting Party as witnesses in legal, administrative or other proceedings. The Party providing information, consulting or witness services under this Section 5.3 shall be entitled to reimbursement from the other Party for reasonable and documented expenses. This Section 5.3 shall not apply to the extent provided otherwise by the provisions of Article IV or Article VIII.

Section 5.4 Attorney Client Privilege. Neither Cendant nor Wright Express will be required to provide any information pursuant to this Agreement if the provision of such information would serve as a waiver of any Privilege afforded such information.

ARTICLE VI

CONFIDENTIALITY

Section 6.1 Confidential Information. For purposes of this Agreement, “Confidential Information“ means any information disclosed by a Party (the “Providing Party“) to the other Party (the “Receiving Party“) pursuant to this Agreement relating to the business, finances, technology or operations of the Providing Party. The Receiving Party will (a) treat as confidential all Confidential Information of the Providing

Party, (b) not use such Confidential Information except to exercise its rights and perform its obligations under this Agreement, and (c) not disclose such Confidential Information to any third party. Each Party will use at least the same degree of care (and not less than a reasonable degree of care) it uses to prevent the disclosure of its own confidential information of like importance, to prevent the disclosure of the Providing Party’s Confidential Information including the execution of confidentiality agreements with its employees and consultants having access to such Confidential Information. Each Receiving Party will promptly notify the Providing Party of any actual or suspected misuse or unauthorized disclosure of the Providing Party’s Confidential Information.

Section 6.2 Exceptions. Confidential Information excludes information that: (a) was in the public domain at the time it was disclosed or has become in the public domain through no fault of the Receiving Party; (b) becomes known to the Receiving Party through lawful means, at the time of disclosure, and was acquired by such Receiving Party after the Effective Date as demonstrated by the Receiving Party; (c) was independently developed by the Receiving Party without any use of the Confidential Information; or (d) becomes known to the Receiving Party, without restriction, from a source other than the Providing Party; provided that such information was provided (i) under the circumstances of disclosure that the Receiving Party does not have a duty of non-disclosure owed to such third party, (ii) to the Receiving Party’s knowledge, the disclosing party’s disclosure is not violative of a duty of non-disclosure owed to another, including the Receiving Party, and (iii) the disclosure by the third party is not otherwise unlawful. In the event that the Receiving Party, or any of its representatives, becomes legally compelled by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar judicial or administrative process to disclose any Providing Party’s Confidential Information, the Receiving Party shall provide prompt prior written notice of such requirement and cooperate with the Providing Party to obtain a protective order or similar remedy to cause the Providing Party’s Confidential Information not to be disclosed, including interposing all available objections thereto. In the event that such protective order or other similar remedy is not obtained, the Receiving Party shall furnish only that portion of the Providing Party’s Confidential Information that has been legally compelled and shall exercise commercially reasonable efforts to obtain assurance that “highly confidential“ treatment will be accorded such Confidential Information.

Section 6.3 Additional Responsibilities. Each Party will inform its employees, agents and consultants having access to Confidential Information of the other Party of the confidentiality provisions hereof, and will diligently enforce such provisions, and will be responsible for actions of such employees, agents and consultants in this respect.

ARTICLE VII

DISCLAIMER AND LIMITATION OF LIABILITY

Section 7.1 Disclaimer of Warranties. CENDANT OPERATIONS MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT.

Section 7.2 Limitation of Consequential Damages. NO PARTY SHALL UNDER ANY CIRCUMSTANCES BE LIABLE TO ANY OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS OR REVENUE) RESULTING OR ARISING FROM THE SERVICES, ANY PERFORMANCE OR NONPERFORMANCE OF THE SERVICES OR TERMINATION OF THE SERVICES. THIS LIMITATION APPLIES REGARDLESS OF WHETHER SUCH DAMAGES OR OTHER RELIEF ARE SOUGHT BASED ON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY IN TORT, OR ANY OTHER LEGAL OR EQUITABLE THEORY.

ARTICLE VIII

BUSINESS AND REGISTRATION STATEMENT INDEMNIFICATION

Section 8.1 General Cross Indemnification.

(a) Cendant agrees to indemnify and hold harmless Wright Express and each of the officers, directors, employees and agents of Wright Express against any and all costs and expenses arising out of third party claims (including, without limitation, attorneys’ fees, interest, penalties and costs of investigation or preparation for defense), judgments, fines, losses, claims, damages, liabilities, demands, assessments and amounts paid in settlement (collectively, “Losses”), in each case, based on, arising out of, resulting from or in connection with any claim, action, cause of action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or other (collectively, “Actions”), based on, arising out of, pertaining to or in connection with the operation or conduct of the business of Cendant, whether before, on or after the date hereof, other than the business of Wright Express, its Subsidiaries or its predecessors.

(b) Wright Express agrees to indemnify and hold the Cendant Group and their officers, directors, employees and agents against any and all Losses, in each case, based on, arising out of, resulting from or in connection with any Actions, based on, arising out of, pertaining to or in connection with (i) any breach by Wright Express of this Agreement or any other agreement between Cendant and Wright Express executed in connection with this Agreement, the Initial Public Offering and the Preferred Stock Placement, (ii) the ownership or the operation of the assets or properties, and the operation or conduct of the business of, including contracts entered into and any activities engaged in by, Wright Express and its Subsidiaries, whether before, on or after the date hereof, including with respect to any pending litigation against the Cendant Group with respect thereto as of the date, (iii) any acts or omissions arising out of the performance of this Agreement or any other agreement between the Cendant Group and Wright Express executed in connection with this Agreement, the Initial Public Offering and the Preferred

Stock Placement, whether in the past or future and (iv) any guaranty, keepwell or financial condition maintenance agreement of or by the Cendant Group provided to any Person with respect to any actual or contingent obligation of Wright Express or any of its Subsidiaries.

(c) The indemnity agreement contained in Sections 8.1(a) and (b) shall be applicable whether or not any Action or the facts or transactions giving rise to such Action arose prior to, on or subsequent to the date of this Agreement.

Section 8.2 Registration Statement Indemnification.

(a) Wright Express agrees to indemnify and hold harmless Cendant and its officers, directors, employees and agents (collectively, the “Registration Indemnitees”) from and against any and all Losses arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any Offering Document, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such Losses arise out of or are based upon any untrue statement or omission or alleged untrue statement or omission which has been made therein or omitted therefrom in reliance upon and in conformity with (i) information relating to Cendant (other than the Wright Express business) furnished in writing to Wright Express by Cendant relating to information specifically about Cendant (other than the Wright Express business) in any Offering Document expressly for use in such Offering Document and (ii) information relating to any underwriter furnished in writing to Wright Express by or on behalf of such underwriter expressly for use in such Offering Document.

(b) Cendant agrees to indemnify and hold harmless Wright Express and its officers, directors, employees and agents, to the same extent as the foregoing indemnity from Wright Express to each Registration Indemnitee, but only with respect to (i) information relating to Cendant (other than the Wright Express business) furnished in writing to Wright Express by Cendant relating to information specifically about Cendant (other than the Wright Express business) expressly for use in any Offering Document. For purposes of this Section 8.2(b), any information relating to any underwriter that is contained in an Offering Document shall not be deemed to be information relating to a Registration Indemnitee. If any Action shall be brought against Wright Express, any of its directors, officers, employees or agents, based on any Offering Document and in respect of which indemnity may be sought against a Registration Indemnitee pursuant to this paragraph (b), such Registration Indemnitee shall have the rights and duties given to Wright Express by Section 8.4 hereof (except that if Wright Express shall have assumed the defense thereof such Registration Indemnitee shall not be required to do so, but may employ separate counsel therein and participate in the defense thereof, but the fees and expenses of such counsel shall be at such Registration Indemnitee’s expense), and Wright Express, its officers, directors, employees and agents shall have the rights and duties given to such Registration Indemnitee by Section 8.4 hereof.

Section 8.3 Contribution.

(a) If the indemnification provided for in this Article VIII is unavailable to an indemnified party under Section 8.2 hereof in respect of any Losses referred to therein, then an indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of Wright Express on the one hand and the applicable Registration Indemnitee on the other in connection with the statements or omissions that resulted in such Losses. The relative fault of Wright Express on the one hand and the applicable Registration Indemnitee on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Wright Express on the one hand or by such Registration Indemnitee on the other hand and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(b) No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

Section 8.4 Procedure. If any Action shall be brought against a Registration Indemnitee or any other person entitled to indemnification pursuant to this Article VIII (collectively with the Registration Indemnitees, the “Indemnitees”) in respect of which indemnity may be sought against Wright Express, such Indemnitee shall promptly notify Wright Express, and Wright Express shall assume the defense thereof, including the employment of counsel and payment of all fees and expenses. Such Indemnitee shall have the right to employ separate counsel in any such action, suit or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such person unless (i) Wright Express has agreed in writing to pay such fees and expenses, (ii) Wright Express has failed to assume the defense and employ counsel, or (iii) the named parties to an Action (including any impleaded parties) include both an Indemnitee and Wright Express and such Indemnitee shall have been advised by its counsel that representation of such indemnified party and Wright Express by the same counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same counsel has been proposed) due to actual or potential differing interests between them (in which case Wright Express shall not have the right to assume the defense of such Action on behalf of such Indemnitee). It is understood, however, that Wright Express shall, in connection with any one such Action or separate but substantially similar or related Actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys (in addition to any local counsel) at any time for all such indemnified persons not having actual or potential differing interests among themselves, and that all such fees and expenses shall be reimbursed as they are incurred. Wright Express shall not be liable for any settlement of any such Action effected without its written consent, but if settled with such written consent, or if there be a final judgment for the plaintiff in any such Action, Wright

Express agrees to indemnify and hold harmless each Indemnitee, to the extent provided in the preceding paragraph, from and against any Losses by reason of such settlement or judgment.

Section 8.5 Other Matters.

(a) No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened Action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such Action.

(b) Any Losses for which an indemnified party is entitled to indemnification or contribution under this Article VIII shall be paid by the indemnifying party to the indemnified party as such Losses are incurred. The indemnity and contribution agreements contained in this Article VIII shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, Wright Express, its directors, officers, employees or agents and (ii) any termination of this Agreement.

(c) The parties hereto shall, and shall cause their respective subsidiaries to, cooperate with each other in a reasonable manner with respect to access to unprivileged information and similar matters in connection with any Action. The provisions of this Article VIII are for the benefit of, and are intended to create third party beneficiary rights in favor of, each of the indemnified parties referred to herein.

(d) Wright Express agrees to reimburse Cendant and its Subsidiaries for all costs associated with subpoenas for discovery, including e-discovery, in connection with any suit, proceeding or investigation against Wright Express and any of its Subsidiaries.

ARTICLE IX

OTHER PROVISIONS

Section 9.1 Records. Cendant Operations agrees to maintain accurate records arising from or related to any Services provided hereunder, including accounting records and documentation produced in connection with the rendering of any Services. Cendant Operations accounting records shall be reasonably sufficient to permit the computation and verification of all payments due hereunder.

Section 9.2 Inspection Rights. During the Term and for 60 days thereafter, Cendant Operations shall, upon 20 days’ prior written notice from Wright Express, permit Wright Express or its authorized representatives to inspect and audit Cendant Operations records relating to the Services during regular business hours; provided that Wright Express shall comply with Cendant Operations reasonable security and safety procedures as such procedures are communicated to Wright Express and that any expenses (including relating to copying) in connection the inspection or audit shall be the sole obligation of Wright Express.

Section 9.3 Non-Solicitation. For a period of two years following the Closing Date, neither Cendant on the one hand nor Wright Express on the other hand will, without the prior written consent of the other party, either directly or indirectly, on their own behalf or in the service or on behalf of others, solicit, or attempt to solicit, any person employed by the other party whose annual base salary plus cash bonus exceeds $150,000, excluding any equity-based compensation element of such bonus (the “Restricted Employees”), whether or not such employee is a full-time or a temporary employee of either Cendant or Wright Express (as applicable), and whether or not such employment is pursuant to written agreement; provided, that the foregoing will not (i) prevent either party from soliciting or hiring any such person after the termination of such employee’s employment by their respective employer unless specifically prohibited by such employee’s separation agreement, if any, with Cendant or Wright Express or (ii) prohibit either party from placing public advertisements or conducting any other form of general solicitation which is not specifically targeted towards the Restricted Employees; provided, further, that a general solicitation conducted by an employment agency on behalf of one of the parties which inadvertently contacts a Restricted Employee will not trigger this Section 9.3, so long as such Restricted Employee is not hired by such party conducting the general solicitation for employees.

ARTICLE X

TERMINATION

Section 10.1 Termination.

(a) Any Service provided hereunder may be terminated (x) by mutual written agreement of the Parties, (y) as set forth in Exhibit A or (z) by either Party upon written notice to the other Party if:

(i) the other Party fails to adequately perform in any material respect any of its obligations under this Agreement or otherwise breaches a material obligation under this Agreement (the “Defaulting Party“) and such failure to perform or breach of an obligation is not cured within 30 days of the date on which written notice is received by the Defaulting Party setting forth in reasonable detail the manner in which the Defaulting Party failed to perform its obligations hereunder; or

(ii) the other Party makes a general assignment for the benefit of creditors, becomes insolvent, a receiver is appointed, or a court approves reorganization or arrangement proceedings.

(b) Any Service or Services provided hereunder may be terminated by Cendant Operations upon written notice to Wright Express if performance of any such Service or Services has been rendered impossible or impracticable by reason of the occurrence of any of the events described in Section 11.1.

Section 10.2 Termination Notices. Any termination notice delivered by either Party shall specify the effective date of termination and, where applicable, in detail the Service or Services to be terminated.

Section 10.3 Consequences of Termination. In the event any Service is terminated for any reason (other than the expiration of the Term):

(a) Upon request, each Party shall return to the other Party all tangible personal property, books and records owned by the other Party in their possession (including all Confidential Information) as of the termination date; and

(b) Other than in the event of a termination that is the result of the expiration of the Term, as set forth in Exhibit A or pursuant to Section 10.1(b), Wright Express will be responsible to Cendant Operations for reasonable and proper termination charges that will include all reasonable cancellation costs incurred by Cendant Operations or costs for materials acquired in connection with the provision of the Services; provided, however, that Cendant Operations agrees to use commercially reasonable efforts to minimize the cost associated with such cancellation or materials. Invoices for such charges shall be prepared in reasonable detail by Cendant Operations and payment shall be due 30 days from the date of such invoice.

Section 10.4 Survival. Expiration or termination of all or a portion of the Services for any reason shall not terminate the other obligations of the Parties hereunder, which shall survive any such termination. Subject to the foregoing, expiration or termination of the Services for any reason shall not terminate either Party’s obligations and rights arising out of any willful misconduct or gross negligence of the other Party occurring prior to such termination or expiration, including the obligation to pay any money owed hereunder up to or as a result of the termination of such Services.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Force Majeure. Neither Party shall be responsible for the delay in the performance of any obligation hereunder due to labor disturbances, accidents, fires, storms, floods, earthquake, explosion, wars, acts of terrorism, riots, rebellions, insurrections, blockages, strike or labor disruption acts of governments, governmental requirements and regulations, restrictions imposed by law or any other similar conditions, beyond the reasonable control and without the fault or negligence of such Party, and the time for performance by such Party shall be extended by the period of such delay. Notwithstanding the foregoing, in no event shall Wright Express be relieved of its payment obligations to Cendant Operations for Services delivered.

Section 11.2 Assignment. Except as otherwise provided in this Agreement, neither this Agreement nor any of the rights, interests or obligations of any

Party hereto under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the Parties without the prior written consent of the other Party; provided, however, that Cendant may assign any of the foregoing to one or more of its Subsidiaries. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Other than the indemnitees under Articles IV and VIII, nothing in this Agreement shall be construed to grant any person or entity not a Party any rights or powers whatsoever, and no person or entity shall be a third party beneficiary of this Agreement. Nothing in this Section 11.2 affects the ability of either Party to terminate any of the Services in accordance with the provisions of this Agreement.

Section 11.3 Relationship of the Parties. Neither Party is an agent of the other Party and neither Party has any authority to bind the other Party, transact any business in the other Party’s name or on its behalf, or make any promises or representations on behalf of the other Party unless provided for in Exhibit A or agreed to in writing. Each Party will perform all of its respective obligations under this Agreement as an independent contractor, and no joint venture, partnership or other relationship shall be created or implied by this Agreement.

Section 11.4 Governing Law and Submission to Jurisdiction. This Agreement shall be governed by, enforced under and construed in accordance with the laws of the State of New York, without giving effect (to the fullest extent provided by law) to any choice or conflict of law provision or rule thereof which might result in the application of the laws of any other jurisdiction. Subject to Section 11.7, each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America in each case located in the County of New York for any litigation arising out of or relating to this Agreement (and agrees not to commence any litigation relating thereto except in such courts) and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 11.6 (or to such other address for notice that such Party has given the other Party written notice of in accordance with Section 11.6) shall be effective service of process for any litigation brought against it in any such court. Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement in the courts of the State of New York or of the United States of America in each case located in the County of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

Section 11.5 Entire Agreement. This Agreement and the Exhibits referred to in this Agreement, which Exhibits as such Exhibits may be amended from time to time, are incorporated and made a part of this Agreement by reference, constitute the entire agreement between Cendant Operations, Cendant and Wright Express relating to the Services and obligations to be provided by the Parties, and there are no further agreements or understandings, written or oral, between the Parties with respect thereto.

Section 11.6 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, by facsimile (that is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Cendant or Cendant Operations:

Cendant Corporation
9 West 57th Street
New York, New York 10021
Facsimile: (212) 413-1922
Attention:	Eric J. Bock, Executive Vice President-Law and Corporate Secretary

If to Wright Express:

Wright Express Corporation
97 Darling Avenue
South Portland, Maine 04106
Facsimile: (207) 523-6377
Attention:	Hilary A. Rapkin, Senior Vice President, General Counsel and Corporate Secretary

Copies of all notices hereunder shall be delivered to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Facsimile: (212) 735-2000
Attention:	Gregory A. Fernicola, Esq.

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m., New York City time, and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 11.7 Negotiation and Mediation.

(a) Negotiation. In the event of any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof, or the transactions contemplated hereby (a “Dispute”), upon the written notice of either Party hereto, the Parties shall attempt in good faith to negotiate a resolution of the Dispute. If the Parties are unable for any reason to resolve a Dispute within 30 days after the receipt of such notice, the Dispute shall be submitted to mediation in accordance with Section 11.7(b) hereof.

(b) Mediation. Any Dispute not resolved pursuant to Section 11.7(a) hereof shall, at the request (the “Mediation Request”) of either Party (the “Disputing Party”), be submitted to mediation in accordance with the then-prevailing Commercial Mediation Rules of the American Arbitration Association, as modified herein (the “Rules“). The mediation shall be held in New York, New York. The Parties shall have twenty (20) days from receipt by a party of a Mediation Request to agree on a mediator. If no mediator has been agreed upon by the Parties within twenty (20) days of receipt by a Disputing Party (or Parties) of a Mediation Request, then any Party may request (on written notice to the other Party), that the American Arbitration Association appoint a mediator in accordance with the Rules. All mediation pursuant to this Section 11.7(b) shall be confidential and shall be treated as compromise and settlement negotiations, and no oral or documentary representations made by the Parties during such mediation shall be admissible for any purpose in any subsequent proceedings. Neither Party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other Party in the mediation proceedings or about the existence, contents or results of the mediation award without the prior written consent of such other Party except in the course of a judicial or regulatory proceeding or as may be required by law, rule or regulation or requested by a governmental authority or securities exchange. Before making any disclosure permitted by the preceding sentence, the Party intending to make such disclosure shall give the other Party a reasonable opportunity to protect its interests. If the Dispute has not been resolved within sixty (60) days of the appointment of a Mediator, or within ninety (90) days of receipt by a Disputing Party of notice in accordance with Section 11.6 (whichever occurs sooner) or within such longer period as the Parties may agree to in writing, then any Party may file an action on the Dispute in any court having jurisdiction in accordance with Section 11.4 herein.

Section 11.8 Conflicting Provisions. In the event any provision of Exhibit A conflicts with the provisions of this Agreement, the provisions of this Agreement shall be controlling.

Section 11.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to a Party. Upon such determination that any term or other provisions are invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

Section 11.10 Interpretation.

(a) When a reference is made in this Agreement to an Article,

Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 11.11 Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by all Parties and delivered to the other Party.

Section 11.12 Further Cooperation. Each Party agrees to cooperate with the other, at any other Party’s request, to execute any and all documents or instruments, or to obtain any consents, in order to assign, transfer, perfect, record, maintain, enforce or otherwise carry out the intent of the terms of this Agreement.

Section 11.13 Amendment and Waiver. This Agreement (including Exhibit A) may not be amended or modified except by a writing signed by an authorized signatory of each Party. No waiver by any Party or any breach or default hereunder shall be deemed to be a waiver of any preceding or subsequent breach or default.

Section 11.14 Duly Authorized Signatories. Each Party represents and warrants that its signatory whose signature appears below has been and is on the date of this Agreement duly authorized by all necessary corporate or other appropriate action to execute this Agreement.

Section 11.15 Waiver of Trial By Jury. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLE WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

Section 11.16 Descriptive Headings. The descriptive headings of the several articles and sections of this Agreement are inserted for reference only and shall not limit or otherwise affect the meaning hereof.

Section 11.17 No Third Party Beneficiaries. Other than the indemnitees under Articles IV and VIII, nothing in this Agreement shall convey any rights upon any person or entity, which is not a party or a permitted assignee of a party to this Agreement.

Section 11.18 Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto or their successors in interest, except as expressly otherwise provided herein.

Section 11.19 Certain Definitions. For purposes of this Agreement:

(a) “Actual Cost” means the actual cost incurred by the relevant division or business unit of Cendant providing the Services to Wright Express under this Agreement, which shall equal the sum (without duplication) of (x) all actual out-of-pocket costs, including any sales, use, excise, service, occupation, privilege, value-added or other similar taxes (together in each case with all interest, penalties, fines and additions thereto) in connection with the Services, paid by Cendant Operations to third parties in connection with providing such Services; (y) all direct or indirect costs incurred by Cendant Operations in connection with providing such Services; and (z) a reasonable allocation of all general overhead and other similar expenses attributable to the provision of the Services allocated in accordance with Cendant Operations’s then-existing methods for assessing and allocating similar such expenses among its Affiliates.

(b) “Actions” has the meaning set forth in Section 8.1(a).

(c) “Additional Services” has the meaning set forth in Section 1.2.

(d) “Affiliate” or “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control“ means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

(e) “Agreement” has the meaning set forth in the preamble to this Agreement.

(f) “Business Day” or “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

(g) “Cendant” has the meaning set forth in the preamble.

(h) “Cendant Group” means Cendant, other than Wright Express and its Subsidiaries.

(i) “Cendant Operations” has the meaning set forth in the preamble.

(j) “Closing Date” has the meaning set forth in the preamble.

(k) “Code” means the Internal Revenue Code of 1986, as amended.

(l) “Common Stock” has the meaning set forth in the preamble.

(m) “Confidential Information” has the meaning set forth in Section 6.1.

(n) “Debt Financing” means the $350 million credit agreement entered into by Wright Express with a syndicate of financial institutions, consisting of a five-year $220 million term loan and a $130 million five-year revolving credit facility, on the Closing Date.

(o) “Defaulting Party” has the meaning set forth in Section 10.1(a).

(p) “Dispute” has the meaning set forth in Section 11.7(a).

(q) “Disputing Party” has the meaning set forth in Section 11.7(b).

(r) “Effective Date” has the meaning set forth in the preamble.

(s) “Indemnitees” has the meaning set forth in Section 8.4.

(t) “Initial Public Offering” means the proposed initial public offering of the Common Stock as contemplated by the IPO S-1 pursuant to which Cendant will dispose of all of its ownership stake in Wright Express.

(u) “Interest Rate” has the meaning set forth in Section 1.9(a).

(v) “IPO S-1” means Wright Express’s registration statement on Form S-1 (No. 333-120679) relating to the Initial Public Offering, as the same may be amended or supplemented from time to time.

(w) “IRS” means the Internal Revenue Service.

(x) “Losses” has the meaning set forth in Section 8.1(a).

(y) “Mediation Request” has the meaning set forth in Section 11.7(b).

(z) “Offering Document” means the Registration Statement and the Prospectus and the confidential offering memorandum utilized in connection with the Debt Financing, as applicable, as well as any other disclosure document or other information provided to prospective investors used in connection with the Initial Public Offering, the Preferred Stock Placement the Debt Financing.

(aa) “Party” or “Parties” has the meaning set forth in the preamble.

(bb) “Preferred Stock” has the meaning set forth in the preamble.

(cc) “Preferred Stock Placement” means the sale, through a private placement, by Cendant of the Preferred Stock to one or more institutional investors.

(dd) “Privilege” means any privilege, including privileges arising under or related to the attorney-client or attorney work product privileges.

(ee) “Proceeding” has the meaning set forth in Section 3.1(a).

(ff) “Prospectus” means the prospectus or prospectuses included in any Registration Statement, as amended or supplemented by any prospectus supplement and by all other amendments and supplements to such prospectus, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.

(gg) “Providing Party” has the meaning set forth in Section 6.1.

(hh) “Receiving Party” has the meaning set forth in Section 6.1.

(ii) “Records” has the meaning set forth in Section 5.1.

(jj) “Registration Indemnitee” has the meaning set forth in Section 8.2(a).

(kk) “Registration Statement” means the IPO S-1, including the Prospectus relating thereto, and amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all materials incorporated by reference in such Registration Statement and Prospectus.

(ll) “Restricted Employees” has the meaning set forth in Section 9.3.

(mm) “Rules” has the meaning set forth in Section 11.7(b).

(nn) “Securities Act” means the Securities Act of 1933, as amended.

(oo) “Service Taxes” has the meaning set forth in Section 4.9.

(pp) “Services” has the meaning set forth in Section 1.1.

(qq) “Subsidiary” or “subsidiary” of shall include all corporations, partnerships, joint ventures, limited liability companies, associations and other entities (a) in which Cendant Operations, Wright Express or Cendant, as applicable, owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar ownership interests, (b) of which Cendant Operations, Wright Express or Cendant, as applicable, otherwise directly or indirectly controls or directs the policies or operations and (c) which would be considered subsidiaries of Cendant Operations, Wright Express or Cendant, as applicable, within the meaning of Regulation S-K or Regulation S-X of the General Rules and Regulations under the Securities Act.

(rr) “Taxes” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, add valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge or any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any governmental entity.

(ss) “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

(tt) “Third Party Action” has the meaning set forth in Section 5.3.

(uu) “Term” has the meaning set forth in Section 1.4.

(vv) “Wright Express” has the meaning set forth in the preamble.

(ww) “Wright Express Payables” has the meaning set forth in Section 1.8.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf on the day and year first above written.

WRIGHT EXPRESS CORPORATION

By:	/s/ Melissa D. Goodwin
Name:	Melissa D. Goodwin
Title:	Senior Vice President and
Chief Financial Officer

CENDANT OPERATIONS, INC.

By:	/s/ Eric J. Bock
Name:	Eric J. Bock
Title:	Executive Vice President, Law
and Corporate Secretary

CENDANT CORPORATION (for the applicable provisions of Articles IV, V, VI, VII, VIII, IX and XI only)

By:	/s/ Eric J. Bock
Name:	Eric J. Bock
Title:	Executive Vice President, Law and Corporate Secretary

EXHIBIT A

Exhibit A-1

Human Resources

Parties Involved:

Cendant Corporation and/or Cendant Operations, Inc., as applicable (collectively, “Cendant”) and Wright Express Corporation (“WEX”)

Services:

Cendant will provide to WEX certain human resources and administrative services as follows:

(a)	Employee Welfare Benefits:

(i)	Cendant will provide those persons who are active WEX employees and WEX COBRA participants as of the initial public offering (the “Transaction”) with administrative services for those benefits described below in this paragraph (i).

For employee welfare benefit plans, other than medical, dental flexible spending, short term disability, and vision plans, WEX will adopt and maintain new employee benefit plans and enter into new insurance contracts with the same vendors currently used by Cendant, or replacement vendors (these plans include business travel accident insurance, group life insurance (employee, spouse and dependent), EAP services, and long term disability, accidental death & dismemberment and severance). These new employee benefit plans and insurance contracts will be in place effective as of the Transaction. Cendant (and its current administrative vendors) will continue to provide all administrative services for these new WEX plans through December 31, 2005. The summary plan descriptions for the Cendant plans covering these benefits will remain in effect for covered WEX employees, except that WEX will immediately distribute to all participants a supplemental communication to the summary plan descriptions describing the changes in the plans, if any, and further explaining that WEX is replacing Cendant as the plan sponsor and providing any other administrative and contact information.

For employee welfare benefit plans which are medical, dental, flexible spending, short term disability, and vision plans, persons who are active WEX employees and WEX COBRA participants as of the Transaction will remain eligible for coverage under the same medical, dental and vision plans sponsored by Cendant under which they are covered as of the

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Transaction, and Cendant shall continue to provide such coverage (subject to the terms of the plans applied by taking into account active service with WEX after the Transaction as service with Cendant) and administrative services through December 31, 2005. WEX will cause its plans to assume all COBRA obligations of Cendant and its plans with respect to active WEX employees and WEX COBRA participants as of December 31, 2005. The summary plan descriptions for the Cendant plans covering these benefits will remain in effect for covered WEX employees through December 31, 2005.

(ii)	Cendant will provide WEX with assistance in setting up new welfare benefit plans to be sponsored by WEX effective for all WEX employees as of January 1, 2006, when transitional administrative services by Cendant end. Cendant will provide consulting services to WEX relating to the selection of benefit vendors and structuring future benefit plan designs and costs.

(iii)	Cendant will continue to be responsible for claim processing services with current vendors for long term disability and accidental death & dismemberment plans for the WEX employees through December 31, 2005, except that WEX, and not Cendant, will be the fiduciary of such plans.

(iv)	Cendant will cause “The Answer Place” to continue to provide assistance with benefit plans and other matters, subject to any practical limitations determined by Cendant, through December 31, 2005.

(v)	Cendant business & travel accident insurance and EAP for WEX employees will terminate effective as of the Transaction. No transition services will be provided hereunder for EAP or business & travel accident insurance. Cendant will provide consulting services to WEX relating to identifying and selecting replacement coverage.

(b)	ESPP

Cendant will provide consulting assistance to WEX relating to establishing an administration system for its Employee Stock Purchase Plan, if WEX determines to offer plan participation.

(c)	HRTS/Payroll

Cendant will provide full payroll and HRTS services to WEX for the fiscal year 2005 substantially as currently provided, including W-2 reporting for that year,

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but excluding benefit enrollment services. WEX has no responsibility for the Lawson-to-Oracle transition. Cendant will create any data files in the form requested by WEX for purposes of transitioning payroll and HRTS data to WEX vendors, and assist in mapping data as necessary. Cendant will provide WEX with historical records for MyTime as requested.

(d)	Compensation

Cendant will provide consulting assistance to WEX in establishing an administration system for the WEX 2005 Equity and Incentive Plan.

In providing the foregoing services, Cendant may use personnel of Cendant or its affiliates, or the personnel of its third party vendors, contractors, consultants or other agents.

Cendant may also provide to WEX additional services to be reasonably agreed upon by the parties on an as-needed basis and subject to the mutual agreement of fees to be charged for such services. Such services may include administrative fees based on ongoing support from the Cendant Benefits Team.

Cendant Enterprise HR will provide support and guidance to WEX for purposes of setting up new plans and policies associated with all HR processes.

(e)	Ayco

WEX senior officers may participate under Cendant’s Ayco contract until WEX can establish a separate contract with Ayco. Cendant will bill WEX directly for direct costs incurred plus a proportional amount of the annual retainer costs.

(f)	HR Systems

Cendant will provide WEX with access to all HR systems software, subject to any limitations caused by applicable license agreements, confidentiality protections or legal or contractual issues. WEX will be responsible for any and all direct and indirect costs with respect to Cendant obtaining licenses or consents for WEX to have access to any HR system software.

Term:

(i)	Cendant will be required to perform the services through December 31, 2005 (March 31, 2006 for access to Lawson payroll system).

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(ii)	WEX may terminate any or all services at any time upon 30 days prior written notice to Cendant.

Fees and Payment Terms:

(i)	Fees will be consistent with charges under current allocation methodology utilized in 2005 which Cendant applies to other business units. For greater clarity, for the provision of medical, dental and vision benefits, the inter-company cost allocation charged by Cendant Corporate division to its comparable subsidiaries or business units shall also apply to WEX. This cost will be based upon a monthly net cost per employee. WEX will pay such costs directly to Cendant, at the same time as other Cendant business units incur their monthly inter-company cost.

(ii)	Costs or fees relating to payroll services, such as creating data files, to a new payroll/HRTS vendor, will equal the cost or fee charged by Accenture (or such other vendor) to Cendant. WEX will reimburse Cendant for all out-of-pocket payments incurred by Cendant in obtaining consents from third parties to permit Cendant to provide the foregoing services.

(iii)	WEX will remit to Cendant any applicable employee contributions made by plan participants who are WEX employees, to the extent required under any plan, and to the extent not paid directly to Cendant pursuant to payroll processing.

(iv)	WEX will pay Cendant a monthly fee for HRTS and Payroll processing equal to $5,333 per month, in respect of February 2005 through December 2005.

(v)	Costs for CORE Workability as a result of claims processing associated with STD claims will be billed as described in (i) above.

(vi)	Cendant will be reimbursed by WEX for any reasonable expenses Cendant incurs with respect to the provision of the foregoing special services to WEX. The parties recognize that Cendant is providing WEX with these services, and accordingly it would not be appropriate for Cendant to incur any extraordinary or unexpected costs by reason of the provision of services to WEX.

(vii)	WEX is responsible for any costs directly billed to it or applicable to it with respect to any other employee benefits or insurance costs either billed directly to WEX by any vendor, or billed to Cendant but applicable to WEX employees or participants.

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(viii)	All other fees are payable to Cendant within 30 days of the invoice date.

Indemnity:

WEX shall be solely liable and responsible, and shall indemnify Cendant and the Cendant employee benefit plans, with respect to any and all claims brought by any WEX employee, retiree, or COBRA participant or such other person with respect to whom WEX is responsible for the provision of benefits, including persons inappropriately claiming to be Cendant employees, and including persons seeking severance benefits from Cendant. In this regard, notwithstanding any other provision relating to indemnities set forth in this Agreement or otherwise, WEX shall indemnify Cendant and hold it harmless from and against any claim, suit or liabilities relating to any person who is a WEX employee as of the Transaction, or any WEX COBRA participant, or any other person with respect to whom WEX is responsible for the provision of benefits, including claims for benefits, claims alleging breach of fiduciary duty or failure to provide benefits under any plan, and claims alleging inappropriate or illegal transfer of employment to WEX or inappropriate or illegal termination of employment from Cendant.

Cendant will have no liability to WEX, or to any person or entity claiming through WEX, for Cendant’s ceasing to provide the services hereunder after December 31, 2005. WEX will indemnify and hold Cendant harmless, and further waives all rights that it may have to bring suit, in connection with Cendant’s ceasing of providing services hereunder following December 31, 2005.

Service Level Standards:

Cendant shall perform the services discussed above with such service standards currently in effect, as applicable, and with such service standards no lower than the levels applicable to Cendant business units.

Exhibit A-2

Internal Audit Services

Parties Involved:

•	Cendant Operations, Inc. (Cendant) and Wright Express Corporation (Wright Express)

Services:

•	Cendant will provide internal audit services to Wright Express and its wholly owned subsidiary, Wright Express Financial Services Corporation (the “Bank”), including services relating to the following:

•	WEX Fraud (Suspicious Activity Report Processing)

•	WEX Collections

•	Affiliated Transactions

•	Customer Identification Program

•	Know Your Customer (including TIN checks)

•	U.S.A. Patriot Act

•	Bank Secrecy Act Compliance – Financial Record Keeping

•	Bank Board of Directors Effectiveness Survey

•	OFAC Rules

•	Regulation E Compliance – Electronic Fund Transfer Act and ACH Rules

•	ALCO/Funds Management

•	In addition to the above referenced audits, Cendant is in the process of completing a general IT control audit (principally focused on the eBest environment) and a pre-implementation review of the eBest application, which serves to fulfill Cendant’s audit commitments to the Bank for 2004.

•	Cendant will continue to support certain audit committee functions of the Bank by participating in scheduled meetings and reporting on its findings.

•	Cendant will assist Wright Express in establishing Wright Express’s internal audit function, as well as provide guidance to Wright Express in connection with the Sarbanes Oxley Act (SOX). In this regard, Cendant will review the Bank’s entity-level control environment from a SOX 404 perspective and present its findings to management and the Bank’s audit committee.

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Term:

•	Cendant will provide the services through 8/31/05.

•	Wright Express has the ability to terminate the services at any time upon 30 days prior written notice.

•	Cendant cannot terminate the services set forth in this Exhibit A-2.

Fees and Payment Terms:

Wright Express will pay Cendant based on actual hours incurred for performing the services noted in this service level agreement, with the exception of the audits of Wright Express’ general IT controls and eBest pre-implementation reviews, for which no charge will be made as these services relate to our 2004 commitment to Wright Express. The rate charged to Wright Express for all other referenced services will be $100.00 per hour incurred, plus any costs associated with travel in providing such services. In the event Cendant is required to hire outside resources to fulfill their commitment under this agreement, Wright Express will be billed for the invoiced cost to Cendant for such services, plus related travel expenses. Cendant will bill Wright Express within 30 days of the end of each month and such bill shall be payable within 30 days of the invoice date.

Service Level Standards:

Each party shall: (i) conduct itself in accordance with service standards of no lower quality than (A) the standards applied as of the date of this Agreement with respect to the specific matters in question and (B) those standards such party hereafter applies in its own business with respect to third parties for the specific matters in question; and (ii) comply in all material respects with all laws, regulations and orders applicable to the conduct of the Services in question.

Limitation on Liability

Notwithstanding the provisions set forth in Articles VII and VIII of the Agreement, (i) Cendant shall have no liability to Wright Express, the Bank, any of their subsidiaries or any of their officers, directors, employees or agents for any losses, claims, damages liabilities or expenses arising out of the provision of the Services set forth in this Exhibit A-2 and (ii) Wright Express shall be required to indemnify Cendant, it subsidiaries and any of its officers, directors, employees or agents for any losses, claims, damages, liabilities or expenses arising out of third party claims relating to the provision of such Services, including, in both cases, for the avoidance of doubt, those that have resulted from the gross negligence, bad faith or willful misconduct of Cendant.

Exhibit A-3

Payroll

Parties Involved:

Wright Express Corporation (“Wright Express”)

Cendant Operations, Inc. (“Cendant”)

Services:

All services will be provided in the identical manner as exists prior to the close. This includes using the same Cendant benefits, Cendant Bank account, with the Cendant Treasurer’s signature on Cendant check stock. All processing will continue to run on the Cendant Payroll calendar – A Cycle, observing the same due dates for data submission.

Provide payroll and HR processing through December 31, 2005.

•	Processing new hires

•	Employee terminations

•	Time capture process which is currently on Cendant’s online system (Mytime)

•	Time needs to be submitted on Mytime

•	Processing payroll checks/direct deposits

•	Performing necessary gross-up calculations

•	Manual checks

•	Providing necessary interface to GL

•	Ensuring benefits deductions are carried out

•	Interfacing with 3rd party benefit providers

•	Interfacing with originating bank for direct deposit payments

•	Processing check reconciliation files

•	** Positive pay return resolution for check processing

•	Payroll distribution services – checks/advices

•	Garnishment processing

•	Unclaimed wage processing

•	Cash transfer processing

•	Special Off Cycle Payroll Runs for Quarter End Adjustments

•	AMEX Gift Check processing

•	Processing of off-cycle payroll for 2004 bonus payout

**	Cendant absolves itself of any liability associated with misrepresentations of employees and fraudulent check processing at banking institutions.

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Tax Filing

•	Periodic tax depository requirements

•	File Quarterly and Annual Federal, State and local tax returns

•	File Quarterly and Annual Federal and State unemployment returns

•	Process Federal, State, Local and Unemployment Amended Returns

•	Provide W-2 Processing Services

•	Provide W-2C Processing Services

All filings will be done as required by regulatory agencies. Cendant will provide filing services as appropriate beyond the transition date to meet those requirements.

Fees	and Payment Terms:

A. Fees are as follows through 12/31/05:

- Payroll processing fee - $3.00 per employee per pay

- Manual check fee - $25 per manual check

B. Cendant will charge a $25,000 Management Services Fee to cover management services and overhead in the transition of the payroll process. Payroll, with Systems support team, will be responsible for executing the transition to an outside vendor and will provide basic employee data in Cendant’s system format to the transitioning vendor. In addition, any onetime costs incurred associated with the change in ownership will be billed separately. The Management Services Fee will be billed following transition to the external vendor and will be payable within 30 days.

C. Any additional items not addressed above or in any of the other term sheets under the Transition Services Agreement will be billed at time and materials at $50 per hour for payroll support and $150 hour for Systems support.

Payment is due to Cendant for the gross payroll, employer taxes and employer benefits less imputed income, if any, via wire transfer on the date payroll is distributed to the employees of Wright Express. The processing fees will be billed monthly by Cendant Corporate.

Notifications:

•	Cendant Payroll will notify Federal and State agencies of change in ownership for garnishment processing.

•	Cendant Payroll will notify Federal, State, Local and Unemployment authorities of change in ownership.
Term:

Term of services will be through December 31, 2005 commencing with the effective date. If services are required beyond this date, this agreement will need to be renegotiated.

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Early Termination Rights:

Wright Express may terminate the service with 30 days written notice.

Service	Level Standards:

Each party shall: (i) conduct itself in accordance with service standards of no lower quality than (A) the standards applied as of the date of this Agreement with respect to the specific matters in question, and (B) those standards such party hereafter applies in its own business; and (ii) comply in all material respects with all laws, regulations and orders applicable to the conduct of the Services in question.

Exhibit A-4

Insurance

Parties Involved:

Cendant Operations, Inc. (Cendant) and Wright Express Corporation (“Wright Express”)

Services:

Cendant will provide to Wright Express consulting services relating to risk management and insurance in connection with Wright Express’s administration and monitoring of its insurance policies.

Cendant may also provide to Wright Express additional services on an as-needed basis and subject to the mutual agreement of fees to be charged for such services.

Term:

•	Cendant will be required to perform the services through 12/31/05.

•	Cendant cannot terminate the services set forth in this Exhibit A-4 until 12/31/05.

•	Wright Express can terminate the services at any time upon 30 days prior written notice to Cendant. Cendant must pay all fees incurred up to, and including, the date of termination.

Fees and Payment Terms:

A fee of $3,000 per month for the services set forth on this Exhibit A-4. Such fees are payable to Cendant within 30 days of the invoice date.

Service Standards:

Each party shall: (i) conduct itself in accordance with service standards of no lower quality than (A) the standards applied as of the date of this Agreement with respect to the specific matters in question and (B) those standards such party hereafter applies in its own business with respect to third parties for the specific matters in question; and (ii) comply in all material respects with all laws, regulations and orders applicable to the conduct of the Services in question.

Exhibit A-5

Telecommunications

I. Telecommunications – WAN and Managed Data Services

Parties Involved:

Cendant Operations, Inc. – CD IT Telecommunications (“CD IT Telecommunications”)

Wright Express (WEX)

Services:

Wide Area Network (“WAN”) and Internet Access services, including network design, implementation, network moves, adds, changes, and complete pro-active 7x24 management. Additional management support includes network performance analysis & reporting, capacity planning, change management, network security, operational reporting, domain name registration, financial management of network services, vendor management, and contract management.

The current baseline of managed WAN connections for WEX is as follows:

•	1 Frame circuit from Denver to the MCI Frame “cloud” at the rate of $388.14 per month ( ¼ share of this circuit being utilized by WEX while the balance is being utilized by Cendant Hospitality Services – WEX being invoiced for ¼ of the monthly cost)

•	1 Managed service fee at $53.25 per month (1/4 share of the standard $213 fee)

•	Monthly SONET connection fee of $1,344 (supporting the four T1 circuits that WEX owns and manage to the Denver Data Center)

WEX may, from time to time, request CD IT Telecommunications to provide additional circuits or services. CD IT Telecommunications will inform WEX of the cost for such services. Any such services shall be provided in accordance with the terms hereof.

Any services requested or required by WEX in excess of the services set forth above shall be charged to WEX by CD IT Telecommunications at the CD IT Telecommunications hourly rate in effect at such time. In the event that CD IT Telecommunications is unable to provide such services with internal staff, and is required to use external resources, then such costs will be billed at cost to WEX.

Fees and Payment Terms:

The fees/charges associated with the aforementioned circuits are based on contracted rates negotiated between CD IT Telecommunications and third party providers. WEX will be charged by CD IT Telecommunications the actual costs incurred by

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WEX on an as incurred basis, using the cost methodology consistent with past calculations. Invoices will be provided by CD IT Telecommunications to WEX on a monthly basis and payments will be due from WEX within 30 days net.

The applicable CD IT Telecommunications Hourly Rate related to the aforementioned services, which will be charged by CD IT Telecommunications to WEX, shall be an hourly rate fixed for each calendar year period and will be subject to adjustment on an annual basis. The hourly rate for 2005 is $84 per hour of service (unless otherwise agreed to by the parties or otherwise charged by third parties).

Service Level Standards:

Service levels will be provided to WEX by CD IT Telecommunications in accordance with CD IT Telecommunications “priority one” standard terms and conditions for these types of services and associated prevailing suite of services currently offered to WEX. Currently, the “priority one” Service Levels supported by CD IT Telecommunications are as follows:

Mean Time to Respond:	1 Hours
Mean Time to Repair:	4 Hours
New Services:	45 days

1.	Telecom issues affecting WEX production and staging environments in the Denver data center will be classified as “priority one” tickets at time of receipt.

2.	WEX priority one tickets will be processed on an expedited basis in accordance with the above service levels.

3.	Upon the request of WEX, the parties may participate in daily calls (or as otherwise agreed to by the parties) in order to review problems and critical issues. These calls will include appropriate representatives from WEX and CD IT Telecommunications and may include a vendor if necessary.

4.	When multiple or simultaneous service disruptions occur so as to adversely affect more than one CD IT Telecommunications affiliate or business unit (including WEX), CD IT Telecommunications will provide WEX with high priority (in parallel with other high-priority CD IT Telecommunications affiliates or business units) on restoration of services, timing of outages and change management. WEX will be given the highest level of consideration to accommodate timing of outages and change management so as to minimize or eliminate impacts during the aforementioned critical periods. When possible, reasonable efforts will be made.

5.	Cendant IT Operations and CD IT Telecommunications efforts will be conducted concurrently, when possible.

CD IT Telecommunications will identify and provide a list of any unamortized hardware, and remaining hardware service charges (“HSC”), to WEX Corp., that may exist as of the date of the transaction. Thereafter WEX will approve (in advance to the extent reasonably possible) of any and all material purchases or acquisitions of

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additional hardware or software associated with the aforementioned telecommunications – data support services. Any and all consent or additional license fees that may be required by CD IT Telecommunications third party vendors/licensors to allow CD IT Telecommunications to process data on behalf of WEX, will be payable by WEX. CD IT Telecommunications will use reasonable efforts to minimize this liability.

Term:

CD IT Telecommunications will provide the aforementioned services for a period of 12 months (or any other period agreed to by the parties) from date of IPO with WEX maintaining a right to terminate such services without cause upon 60 days prior written notice of cancellation. Upon such termination, WEX will be responsible for the repayment of any unamortized hardware service charges specific to WEX ‘s telecommunications and WAN environment, as well as for any unpaid actual costs incurred by CD IT Telecommunications with respect to the services described herein and any associated transition services. These services and any associated agreements set forth herein will be confirmed in a written services agreement by and between WEX and CD IT Telecommunications.

II. Telecommunications –Services purchased under the Master Services Agreement with ATT (ATT Transport) and the Global Services Agreement with MCI Communications, Inc.

Parties Involved:

Cendant Operations, Inc. – CD IT Telecommunications (“CD IT Telecommunications”)

Wright Express (WEX)

Services:

ATT Transport: Certain telecommunications voice and data services currently and projected to be provided to WEX pursuant to the Master Services Agreement dated as of April 23, 2004 between ATT Corporation and Cendant Operations, Inc.

MCI: Certain telecommunications voice and data services currently and projected to be provided to WEX pursuant to the Global Services Agreement dated as of August 8, 2000 between MCI and Cendant Corporation.

Conditions Precedent:

ATT Transport: The parties will use best efforts to get the consent of ATT to have services provided by ATT to be provided on a LABO basis to WEX.

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Fees and Payment Terms:

ATT Transport: The fees/charges associated with services provided pursuant to the ATT Transport Agreement are as set forth in the ATT Transport Agreement. The parties will use good faith efforts to have all services provided by ATT to WEX transferred to LABO (Local Area Billing Option). Fees for LABO services will be charged by ATT for the amounts incurred by WEX directly. WEX will be charged by CD IT Telecommunications on an as incurred basis for any amounts billed through CD IT Telecommunications, using the cost methodology consistent with past calculations. Invoices will be provided to WEX and payments shall be due to ATT as set forth in the ATT Transport Agreement and to CD IT Telecommunications within 30 days net.

MCI: The fees/charges associated with services provided pursuant to the MCI Transport Agreement are as set forth in the MCI Agreement. The parties will use good faith efforts to have all services provided by MCI to WEX transferred to an independent agreement between MCI and WEX. Invoices will be provided to WEX and payments shall be due to MCI as set forth in the MCI Agreement and to CD IT Telecommunications within 30 days net.

Commitment and Term:

ATT Transport: WEX agrees to continue to participate in the revenue commitments set forth in the Term and Volume Commitment entered into in connection with the ATT Transport Agreement. Only Marc Eligible Services as set forth in the Master Services Agreement provided to WEX shall contribute to the Minimum Annual Revenue Commitment. WEX currently contributes via the following: AT&T Data Transport ($112k annually), AT&T 800 Inbound Service ($138k annually), and AT&T Outbound Service ($110k annually). WEX agrees to meet the following Minimum Annual Revenue Commitments set forth below:

AT&T TRANSPORT

Year	CD MARC $M	WEX MARC $K
2004	65.0	$360k
2005E	65.0	$360k
2006E	60.0	$335k
2007E	50.0	$277k
2008E	50.0	$277k

MCI - WEX agrees to continue to participate in the revenue commitments set forth in the

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MCI Agreement. Only Marc Eligible Services as set forth in the Master Services Agreement provided to WEX shall contribute to the Minimum Annual Revenue Commitment. WEX agrees to meet the following Minimum Annual Revenue Commitments equal to $927,000 per year for each of the calendar years 2005, 2006, 2007 and 2008.

CD IT Telecommunications is currently in negotiations with AT&T and MCI to utilize the divestiture language in the contracts to reduce, in each case, the Cendant MARC by the amount of the WEX MARC herein related to the divestiture. In the event that, solely as a result of this divestiture, either AT&T or MCI agrees to reduce either respective Cendant MARC, WEX will be relieved of any further obligation to Cendant for meeting its AT&T or MCI MARC, to the degree that such MARC is reduced as appropriate.

Shortfall:

In the event that the actual amount paid by WEX for Marc Eligible Services in any calendar year does not meet or exceed any of the MARCs set forth above, WEX shall pay to CD IT Telecommunications an amount equal to the difference between the MARC for such year and the actual amount paid by WEX for each respective contract (the “WEX Shortfall”). Provided, however, that in any year:

1.	If Cendant’s overall MARC is met, WEX shall not be liable for the WEX Shortfall – (regardless of the over / under spend of the WEX MARC).

2.	If the Cendant’s overall MARC is not met and the WEX MARC is not met, WEX will be liable for the lesser of i) the WEX Shortfall or ii) the amount by which Cendant fails to meet the MARC.

For the avoidance of doubt, WEX shall always be liable for its actual consumption of services.

Amendments to the MCI and ATT Transport Agreements:

Not withstanding anything to the contrary contained in this Section II, Cendant retains the authority, in its sole discretion, to renegotiate, amend and otherwise change the terms and conditions of each of the MCI and the ATT Transport Agreements, provided, however, that WEX’s obligations hereunder shall not be adversely affected. In the event that Cendant is successful in renegotiating more favorable terms, including pricing, Marc reductions or other more favorable terms in the Agreements, then WEX shall have a right to participate in such favorable terms on a pro-rata basis with the rest of the Cendant Affiliates only to the extent that WEX agrees to participate pro-rata in any other changes in the terms and conditions (for example, if there is a price reduction and an extension of the Marc, then WEX would have to agree to both in order to get the benefit of the price reduction). Further, in the event that Cendant utilizes the services of a consultant, auditor or other third party in order to obtain some benefit under the Agreements such as price

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reduction or identification of savings, and WEX receives a benefit from such engagement, WEX hereby agrees to compensate Cendant for their pro-rata share of the cost (contingent or otherwise) of such third party, and WEX shall have a right to such savings only to the extent of their participation in such cost.

III. Telecommunications – Miscellaneous Voice Services

Parties Involved:

Cendant Operations, Inc. – CD IT Telecommunications (“CD IT Telecommunications”)

Wright Express (WEX)

Services:

Meeting Place: CD IT Telecommunications currently provides to WEX at no charge access to Meeting Place.

Hourly Services: CD IT Telecommunications may provide services in addition to the normal maintenance and support services. These services shall be payable at the current CD IT Telecommunications hourly rate. In the event that CD IT Telecommunications is unable to provide such services with internal staff, and is required to use external resources then such costs will be billed at cost to WEX.

Fees and Payment Terms:

The fees/charges associated with the aforementioned services will be charged based on the cost methodology consistent with past calculations. Invoices will be provided by CD IT Telecommunications to WEX on a monthly basis and payments will be due from WEX within 30 days net.

The applicable IT Telecom Hourly Rate related to the aforementioned services, which will be charged by CD IT Telecommunications to WEX, shall be an hourly rate fixed for each calendar year period and will be subject to adjustment on an annual basis. The hourly rate for 2005 is $84 per hour of service (unless otherwise agreed to by the parties or otherwise charged by third parties).

Service Level Standards:

Service levels will be provided to WEX by CD IT Telecommunications in accordance with CD IT Telecommunications standard terms and conditions for these types of services and associated prevailing suite of services currently offered to WEX.

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1.	Upon the request of WEX, the parties may participate in daily calls (or as otherwise agreed to by the parties) in order to review problems and critical issues. These calls will include appropriate representatives from WEX and CD IT Telecommunications and may include a vendor if necessary.

2.	When multiple or simultaneous service disruptions occur so as to adversely affect more than one CD IT Telecommunications affiliate or business unit (including WEX), CD IT Telecommunications will provide WEX with high priority (in parallel with other high-priority CD IT Telecommunications affiliates or business units) on restoration of services, timing of outages and change management. WEX will be given the highest level of consideration to accommodate timing of outages and change management so as to minimize or eliminate impacts during the aforementioned critical periods. When possible, reasonable efforts will be made to conduct change activities during non-peak hours/season.

Term:

CD IT Telecommunications will provide the aforementioned services for a period of 90 days (or any other period agreed to by the parties) from date of IPO.

IV. Telecommunications – Miscellaneous Services

Parties Involved:

Cendant Operations, Inc. – CD IT Telecommunications (“CD IT Telecommunications”)

Wright Express (WEX)

Services:

WEX currently purchases services from a number of contracts that CD IT Telecommunications has with various service providers. It is the agreement of the parties that WEX shall enter into new, independent contracts with each of the service providers and terminate their participation in CD IT Telecommunications corporate contracts. The parties understand that for a limited period of transition services may continue and therefore there may be amounts payable under the current corporate contracts. WEX agrees to pay any such amounts and to indemnify CD IT Telecommunications from any costs associated with the continued participation by WEX. WEX Legal must approve any and all indemnifications clauses after the date of IPO. In the event that WEX is unsuccessful in entering into new contracted services and terminating its use of the Cendant corporate contracts by 90 days from the date of the IPO, then WEX shall pay to CD IT Telecommunications a contract

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administration fee equal to 25% of the aggregate amounts payable for such services for any period after 90 days after the date of the IPO. This provision shall also apply to any corporate contracts not identified to date but which may be identified by the parties from time to time. The services provided under this paragraph are subject to the consent of each vendor, if applicable. The parties acknowledge that the vendors will continue to have the right to refuse the continuing provision of services under Cendant’s contracts to WEX after the date of the IPO, and therefore it is in the best interest of the parties for WEX to execute their own contracts and transition the services to them as soon as possible.

Hourly Services: CD IT Telecommunications may provide services in addition to normal contract administration services related to the corporate contracts. These services shall be payable at the current CD IT Telecommunications hourly rate. In the event that CD IT Telecommunications is unable to provide such services with internal staff, and is required to use external resources then such costs will be billed at cost to WEX.

Current Corporate Contracts in which WEX participate:

Vendor	WEX Estimated Annual Contribution	Contract Extension Date
Verizon Transport	$71k	90 days from divestiture
Avaya	$122k	90 days from divestiture
AT&T Wireless	$138k	90 days from divestiture

Conditions Precedent:

Vendor consent may be required for non-Cendant entities continued participation under Cendant contracts.

Fees and Payment Terms:

The fees/charges associated with the aforementioned services will be charged based on the cost methodology consistent with past calculations. To the extent not provided directly by the service providers, invoices will be provided by CD IT Telecommunications to WEX on a monthly basis and payments will be due from WEX within 30 days net.

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The applicable CD IT Telecommunications Hourly Rate related to the aforementioned services, which will be charged by CD IT Telecommunications to WEX, shall be an hourly rate fixed for each calendar year period and will be subject to adjustment on an annual basis. The hourly rate for 2005 is $84 per hour of service (unless otherwise agreed to by the parties).

Exhibit A-6

Information Technology

Incorporated by reference to the Interim Information Technology Services Agreement, effective as of the 31st day of January 2005 between and among Wright Express LLC, Cendant Operations, Inc. and PHH Vehicle Management Services, LLC.

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